Exhibit 10.21
CONSULTANT AGREEMENT
THIS AGREEMENT (this “Agreement”) made and entered into this 1 Oct. 2005 by and between OCULUS INNOVATIVE SCIENCES INC. (hereinafter “Oculus”), a California Corporation and White Moon Medical, a company incorporated under the laws of Japan (hereinafter “Consultant”).
WHEREAS, Oculus desires that consultant provide certain medical expertise, merger and acquisition know-how and knowledge of the business and engineering for the electrolysis of water (such services, including all know-how, trade secrets, copyrights and patentable inventions, being hereinafter referred to collectively as the “Materials”);
WHEREAS, both Oculus and Consultant desire to set forth in writing the terms and conditions of their dealings, including rights as to the Materials;
NOW THEREFORE, in consideration of the premises hereof and the mutual covenants and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1. CONSULTANT SERVICES. On the terms and conditions set forth herein, Oculus hereby engages Consultant during the term described below, and Consultant herby accepts such engagement, to coordinate and improve Oculus’ medical expertise, clinical trial review and business efforts. Consultant agrees to use its best efforts, at a level consistent with persons having a similar level of education, experience and expertise in the industry, in the performance of the services called for hereunder. This Agreement is nonexclusive.
Section 2. TERM OF AGREEMENT. The term of this Agreement shall be for one (1) year commencing upon the full execution of this Agreement (the “Effective Date”) and will automatically renew for consecutive one year periods unless either party terminates this Agreement pursuant to Section 10 below.
Section 3. INDEPENDENT CONTRACTOR. Consultant agrees that he shall be an independent contractor acting for or on behalf of Oculus. Consultant shall have no authority to contract for or bind Oculus in any manner. Consultant shall have no status as employee or any right to any benefits that Oculus grants its employees.
Section 4. COMPENSATION. Oculus agrees to pay Consultant ONE HUNDRED and FORTY THOUSAND ($140,000.00 USD) dollars for the services rendered by Consultant during the term of this Agreement. Oculus shall pay Consultant once monthly, payable by invoice at the end of each month of service. In addition, Consultant may be eligible for a certain milestone based bonuses, to be mutually agreed upon at a future date.
Section 5. OBLIGATION FOR EXPENSE. Oculus will reimburse Consultant for reasonable and appropriate out-of-pocket travel expenses according to a budget submitted by Consultant to, and approved by, Oculus. Consultant shall be responsible for submitting a monthly expense report to Oculus for reasonable reimbursable expenses incurred by Consultant, including telephone, fax, mobile telephone, computer, Internet and general business expenses. Oculus shall have no duty or obligation to reimburse expenses for which a monthly expense report has not been submitted. From time to time, in anticipation of certain expenses such as airfare, extended travel and living expenses, Oculus may advance certain monies to Consultant pursuant to an expense budget mutually agreed upon by Oculus and Consultant. Any expense exceeding $1,000 will require pre-approval by Oculus.
Section 6. OWNERSHIP OF MATERIALS. Consultant agrees that all Materials, reports and other data or materials generated or developed by Consultant under this Agreement or furnished by Oculus to Consultant shall be and remain the property of Oculus. Consultant specifically agrees that all copyrightable Material generated or developed under this Agreement shall be considered works made for hire and that such material shall, upon creation, be owned exclusively by Oculus. To the extend that any such Material, under applicable law, may not be considered works made for hire, Consultant hereby assigns to Oculus the ownership of copyright in such Materials, without the necessity of any further consideration, and Oculus shall be entitled to obtain and hold in its own name all copyrights in respect of such Materials.
     If and to the extend Consultant may, under applicable law, be entitled to claim any ownership interest in the Materials, reports and other data or materials generated or developed by Consultant under this Agreement, Consultant hereby transfers, grants, conveys, assigns and relinquishes exclusively to Oculus all of Consultant’s right, title and interest in and to such Materials, under patent, copyright, trade, secret and trademark law, in perpetuity or for the longest period otherwise permitted by law.
     Consultant shall perform any acts that may be deemed necessary or desirable by Oculus to evidence more fully transfer of ownership of all Materials designated under this Section 6 to Oculus to the fullest extent possible, including but not limited to the making of further written assignments in a form determined by Oculus.
     To the extent that any preexisting rights are embodied or reflected in the Materials, Consultant hereby grants to Oculus the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivate works thereof and (2) authorize others to do any or all of the foregoing.
     Consultant hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights and licenses herein granted and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Consultant covenants and agrees that it shall not enter into any such agreements.
Section 7. PROTECTION OF PROPRIETARY MATERIALS. From the date of execution hereof and for as long as the information or data remain Trade Secrets,

Consultant shall not use, disclose, or permit any person to obtain any Trade Secrets of Oculus, including any materials developed or generated hereunder (whether or not the Trade Secrets are in written or tangible form), except as specifically authorized by Oculus.
     As used herein, “Trade Secret” shall mean a whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and not generally known to competitors of Oculus.
     Irreparable harm should be presumed if Consultant breaches any covenant in this Agreement for any reason. This Agreement is intended to protect Oculus’s proprietary rights pertaining to the Materials, and any misuse of such rights would cause substantial harm to Oculus’s business. Therefore, Consultant agrees that a court of competent jurisdiction should immediately enjoin any breach of this Agreement, upon a request by Oculus.
Section 8. RETURN OF MATERIALS. Upon the request of Oculus, but in any event upon termination of this Agreement, Consultant shall surrender to Oculus all memoranda, notes, records, drawings, manuals, computer services and other documents or materials (and all copies of same) pertaining to the Materials, reports and other data or materials generated or developed by Consultant or furnished by Oculus to the Consultant, including all materials embodying any Trade Secrets. This Section is intended to apply to all materials made or compiled by Consultant, as well as to all materials furnished to Consultant by Oculus or by anyone else that pertain to the Materials.
Section 9. SCOPE OF AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement and it constitutes the full and entire understanding between the parties with respect to the subject hereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement may be amended only in writing signed by the parties to this Agreement.
     For purpose of enforcing this Agreement, all sections of this Agreement, except Section 4 hereof, shall be construed as covenants independent of one another and as obligations distinct from all other contacts and agreements between the parties hereto.
Section 10. TERMINATION. This Agreement may be terminated by either party upon 30-days prior written notice to the other party. The respective obligations and covenants of the parties and this Agreement, which by their nature extend beyond the expiration or termination of this Agreement, including, without limitation, its confidentiality and warranty provisions, shall survive the termination or expiration of this Agreement.
Section 11. GOVERNING LAW. This Agreement is made under and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of California. Sole and exclusive jurisdiction in any case or controversy arising under this Agreement or by reason of this Agreement shall be with the Sonoma County Superior Court or the United States District Court for the Northern District of California,

and for this purpose each party hereby expressly and irrevocably consents to the exclusive jurisdiction of such courts.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

OCULUS INNOVATIVE SCIENCES INC.

/s/ Akihisa Akao, President	By:	/s/ Hojabr Alimi

White Moon Medical		Hojabr Alimi, Chief Executive Officer

Date: September 28, 2005	Date: October 12, 2005